EXHIBIT 99.1

NEWS BULLETIN

FROM: FRB

WEBER SHANDWICK

FINANCIAL COMMUNICATIONS

RE: PEERLESS SYSTEMS CORPORATION

2381 Rosecrans Avenue

El Segundo, CA 90245

Nasdaq: PRLS

FOR FURTHER INFORMATION:

At The Company:	At FRB—Weber Shandwick:
William R. Neil	Linda Chien	Scott Malchow
Chief Financial Officer	General Information	Investor/Analyst Information
(310) 297-3146	(310) 407-6547	(310) 407-6505

FOR IMMEDIATE RELEASE

August 28, 2003

PEERLESS SYSTEMS REPORTS SECOND QUARTER

FISCAL YEAR 2004 RESULTS

Selected Second Quarter Highlights:

•	Revenue growth of 8.2 percent over the first quarter exceeded prior expectations
•	Recognized revenues of $1.4 million from new license agreements
•	Cash and investments balance of $15.0 million, or $0.96 per share
•	Channel product on schedule for planned launch in fiscal fourth quarter

El Segundo, Calif., August 28, 2003–Peerless Systems Corporation (Nasdaq: PRLS), a provider of imaging and networking controllers to the digital document markets, today reported financial results for the second quarter ended July 31, 2003.

Second Quarter Fiscal 2004 Results

For the second fiscal quarter ended July 31, 2003, the Company reported revenues of $6.2 million, a 13.3 percent decrease from $7.1 million for the same quarter of the prior fiscal year and a sequential increase of 8.2 percent from the $5.7 million reported in the previous quarter. The sales increase over the first quarter was primarily the result of higher levels of licensing fees.

During the quarter, the Company signed four new license agreements totaling $1.4 million, all of which was recognized in the second quarter. Engineering services contract backlog was $283,000 at July 31, 2003, compared with $785,000 at January 31, 2003. As of July 31, 2003, the Company had $2.1 million in licensing agreements to be recognized over the next three quarters, compared with $6.7 million as of January 31, 2003.

Gross margin for the second quarter was 48.6 percent, down from 57.6 percent for the same quarter of the prior fiscal year, and down from the 53.0 percent reported in the first quarter. The decrease in gross margin as a percent of total revenues was the result of an additional accrual for certain disputed third party licensing costs totaling approximately $677,000. The additional accrual represents management’s best estimate of the Company’s exposure related to the licensor’s claims. The dispute

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Peerless Systems Corporation

arose as a result of an audit performed by an independent accounting firm. The additional accrual is based on licensing costs of approximately $19 million over a three-year period ending July 31, 2003. Without the additional accrual for these licensing costs, gross margin for the second quarter would have been 58.7 percent, a year-over-year and sequential improvement.

The Company’s second quarter research and development expenses increased to $2.9 million, or 47.1 percent of revenues, from the year-ago quarter’s expenses of $2.4 million, or 34.5 percent of revenues, and $2.3 million, or 40.3 percent of revenues, in the previous quarter. The increases were due primarily to higher staffing and consulting costs associated with the continuing development of the Company’s high performance color technology and products. Sales and marketing expenses were relatively unchanged at $1.2 million, or 19.8 percent of revenues, compared with $1.1 million, or 15.6 percent of revenues, for the same quarter last year and $1.2 million, or 20.6 percent of revenues, in the first quarter of fiscal year 2004. General and administrative expenses for the second quarter were $1.4 million, or 22.7 percent of revenues, compared with $1.6 million, or 22.2 percent of revenues, in the comparable period last year and $1.0 million, or 17.1 percent of revenues, in the previous fiscal quarter.

The net loss for the second quarter of fiscal year 2004 was $2.8 million, or $0.18 per share, compared with a net loss of $1.2 million, or $0.08 per share, for the same quarter of fiscal year 2003 and a net loss of $180,000, or $0.01 per share, in the previous quarter.

At July 31, 2003, days sales outstanding (DSO) for receivables and unbilled were 36, compared with 48 at the end of the first quarter and 23 at January 31, 2003. DSOs vary from quarter to quarter based on the timing and collection of licensing transactions. The Company ended the second quarter of fiscal year 2004 with total assets of $21.4 million, including cash and investments of $15.0 million, or $0.96 per share. Stockholders’ equity was $13.4 million, or $0.86 per share, as of July 31, 2003.

Commenting on second quarter results, Howard J. Nellor, President and Chief Executive Officer of Peerless Systems Corporation, said, “Second quarter revenues exceeded our prior guidance level of $5.7 million. Having forecasted sales to be relatively unchanged from the first quarter, we were pleased to have achieved an eight percent top line growth, which was driven by higher product licensing fees and continued strong sales of our application-specific integrated circuits (ASICs).”

Mr. Nellor continued, “We made good progress in the second quarter on both the OEM and channel fronts for our Sierra high-performance color architecture. On our recent trip to Asia, we met with a number of OEMs and the response was very positive. OEMs in the People’s Republic of China and Japan stated that our solutions corresponded to their technology roadmaps and matched their advanced imaging performance requirements. We are encouraged by this feedback and it reinforces our belief in Sierra’s compelling value proposition as a powerful, yet cost-effective solution.”

“Additionally, we are preparing for the introduction of our high resolution color, Sierra hardware product for the channels, which is targeted for the office workgroup segment,” commented Mr. Nellor. “We are currently testing all of the complex functions, including scanning, copying and printing, at 30-pages-per-minute rated engine speed. This multi-function product controller is in the final stages of integration and is performing very well. We will be demonstrating the controller live at the Seybold Conference in September and the Japan Open House in October. We expect to formally launch the hardware product in late 2003.”

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Peerless Systems Corporation

“Also, during the second quarter, we announced that Legend, the leading manufacturer of technology products in the People’s Republic of China, began shipments of monochrome printers utilizing our software development kit. We are currently working to expand this relationship to include bi-level and high performance color solutions,” concluded Mr. Nellor.

Six Months Fiscal 2003 Results

For the six months ended July 31, 2003, total revenues were $11.8 million, a 24.5 percent decrease from $15.7 million for the comparable period of the prior fiscal year. Revenues decreased primarily as a result of lower product licensing and engineering services fees, which were partially offset by stronger sales of the Company’s ASICs.

Gross margin for the six months ended July 31, 2003 was 50.7 percent, compared with 58.3 percent for the same period last year. In addition to the additional accrual of product licensing costs mentioned previously, the decline in gross margin was due to a shift in product mix as lower-margin sales of ASICs contributed to a larger portion of total revenues for the period this year.

The net loss for the first six months of fiscal year 2004 was $3.0 million, or $0.19 per share, compared with a net loss of $584,000, or $0.04 per share, for the year-ago period.

Guidance

In line with previous guidance, the Company expects third quarter revenues to be slightly higher than the second quarter’s level in the range of $6.2 to $6.5 million. After the third quarter, the Company expects revenues to grow as it attains design wins, recognizes engineering services revenues, generates new licensing fees and achieves initial channel sales. For the fourth quarter, the Company expects revenues at the $10 million level with the target of reaching a sustainable level of profitability.

The Company believes that its cash and investments balance at July 31, 2003 will be sufficient to fund its operations through to a sustainable level of profitability and positive cash flow. The Company expects to end the third quarter with cash and investments greater than $12 million. Forecasting positive cash flow in the fourth quarter of the current fiscal year, the Company does not anticipate cash and investments to fall below the third quarter’s level.

Peerless Systems Conference Call

Company management will hold a conference call to discuss its second quarter fiscal year 2004 results today at 5:00 p.m. Eastern/2:00 p.m. Pacific. Investors are invited to listen to the call live via the Internet at www.peerless.com or by dialing into the teleconference at 800-283-1693 (703-736-7227 for international callers). Please go to the web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live call, a replay of the webcast will be available for 30 days. An audio replay will be available through September 4, 2003, by calling 888-266-2081 (703-925-2533 for international callers) and entering the passcode 243985.

About Peerless Systems Corporation

Founded in 1982, Peerless Systems Corporation is a provider of imaging and networking controllers to the digital document markets, which include manufacturers of color, monochrome and multifunction

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Peerless Systems Corporation

office products and digital appliances. In order to process digital text and graphics, digital document products rely on a core set of imaging software and supporting electronics, collectively known as an imaging controller. Peerless’ broad line of scalable software and silicon offerings enables its customers to shorten their time-to-market and reduce costs by offering unique solutions for multiple products. Peerless’ customer base includes companies such as Canon, IBM, Konica, Kyocera/Mita, Legend, Minolta, OkiData, Ricoh, Seiko Epson and Xerox. Peerless also maintains strategic partnerships with Adobe, IBM Microelectronics, and Novell. For more information, visit the Company’s web site at www.peerless.com.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995

This Release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The use of such words in connection with or related to any discussion of or reference to future operations, earnings guidance, opportunities or financial performance sets apart forward-looking statements. In particular, statements regarding the Company’s outlook for future business, financial performance and growth, profitability, product availability and potential applications and successes and the impact on future performance of organizational and operational changes all constitute forward-looking statements.

These forward-looking statements are just predictions and best estimations consistent with the information available to the Company at this time. Thus they involve known and unknown risks and uncertainties such that actual results could differ materially from those projected in the forward-looking statements made in this Release. Risks and uncertainties include those set forth in Peerless’ public filings with the Securities and Exchange Commission, including but not limited to the Company’s most recent Annual Report on Form 10-K dated January 31, 2003 in the Section called Risks and Uncertainties at pages 27 through 37, inclusive, filed on May 1, 2003, and the Company’s most recent Quarterly Report on Form 10-Q dated April 30, 2003 in the Section called Risks and Uncertainties at pages 14 through 23, inclusive, filed on June 16, 2003.

Current and prospective stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements contained herein are qualified in their entirety by the foregoing cautionary statements.

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Peerless Systems Corporation

PEERLESS SYSTEMS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended July 31,
	2003		2002
Revenues:
Product licensing	$4,706	76.5%	$5,687	80.2%
Engineering services and maintenance	879	14.3%	932	13.1%
Other	567	9.2%	473	6.7%

Total revenues	6,152	100.0%	7,092	100.0%

Cost of revenues:
Product licensing	2,044	33.2%	2,148	30.3%
Engineering services and maintenance	869	14.1%	607	8.6%
Other	251	4.1%	250	3.5%

Total cost of revenues	3,164	51.4%	3,005	42.4%

Gross margin	2,988	48.6%	4,087	57.6%

Operating expenses:
Research and development	2,900	47.1%	2,449	34.5%
Sales and marketing	1,217	19.8%	1,103	15.6%
General and administrative	1,393	22.7%	1,574	22.2%

Total operating expenses	5,510		5,126	72.3%

Loss from operations	(2,522)	-41.0%	(1,039)	-14.7%

Interest income, net	33	0.5%	111	1.6%
Other income, net	—	0.0%	—	0.0%

	33	0.5%	111	1.6%

Loss before income taxes	(2,489)	-40.5%	(928)	-13.1%
Provision for income taxes	308	5.0%	234	3.3%

Net loss	$(2,797)	-45.5%	$(1,162)	-16.4%

Loss per share—basic and diluted	$(0.18)		$(0.08)

Weighted average common shares outstanding—basic and diluted	15,529		15,241

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Peerless Systems Corporation

PEERLESS SYSTEMS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Six Months Ended
	July 31,
	2003		2002
Revenues:
Product licensing	$8,864	74.9%	$12,561	80.1%
Engineering services and maintenance	1,712	14.4%	2,625	16.7%
Other	1,263	10.7%	505	3.1022%

Total revenues	11,839	100.0%	15,691	100.0%

Cost of revenues:
Product licensing	3,607	30.5%	4,690	29.9%
Engineering services and maintenance	1,677	14.1%	1,578	10.1%
Other	553	4.7%	270	1.7%

Total cost of revenues	5,837	49.3%	6,538	41.7%

Gross margin	6,002	50.7%	9,153	58.3%

Operating expenses:
Research and development	5,191	43.8%	4,951	31.6%
Sales and marketing	2,388	20.2%	2,194	14.0%
General and administrative	2,368	20.0%	2,855	18.2%

Total operating expenses	9,947	84.0%	10,000	63.7%

Loss from operations	(3,945)	-33.3%	(847)	-5.4%

Interest income, net	70	0.6%	221	1.4%
Other income, net	1,490	12.6%	—	0.0%

	1,560	13.2%	221	1.4%
Loss before income taxes	(2,385)	-20.1%	(626)	-4.0%
Provision (benefit) for income taxes	592	5.0%	(42)	-0.3%

Net loss	$(2,977)	-25.1%	$(584)	-3.7%

Loss per share—basic and diluted	$(0.19)		$(0.04)

Weighted average common shares outstanding— basic and diluted	15,476		15,265

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Peerless Systems Corporation

PEERLESS SYSTEMS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	July 31, 2003	January 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,515	$14,355
Restricted cash	20	20
Short-term investments	7,184	1,729
Trade accounts receivable, net	2,435	2,015
Unbilled receivables	23	88
Prepaid expenses and other current assets	989	797

Total current assets	18,166	19,004
Investments	270	1,945
Property and equipment, net	2,057	2,205
Other assets	916	953

Total assets	$21,409	$24,107

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$450	$688
Accrued wages	1,132	1,091
Accrued compensated absences	719	657
Other current liabilities	3,622	2,995
Deferred revenue	843	1,081

Total current liabilities	6,766	6,512
Other tax liabilities	845	980
Deferred rent	360	404

Total liabilities	7,971	7,896

Stockholders’ equity:
Common stock	15	15
Additional paid-in capital	49,086	48,882
Accumulated deficit	(35,550)	(32,573)
Treasury stock	(113)	(113)

Total stockholders’ equity	13,438	16,211

Total liabilities and stockholders’ equity	$21,409	$24,107

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